As filed with the Securities and Exchange Commission on May 10, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HERBST GAMING, LLC

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	02-0815199 (I.R.S. Employer Identification No.)

3440 West Russell Road, Las Vegas, Nevada (Address of Principal Executive Offices)	89118 (Zip Code)

Herbst Gaming, LLC 2011 Long-Term Incentive Plan

(Full title of the plans)

Marc. H. Rubinstein
Senior Vice President, General Counsel and Secretary
Herbst Gaming, LLC
3440 West Russell Road
Las Vegas, Nevada 89118
(702) 889-7600
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jason K. Zachary, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Units, no par value	1,000,000 units	$10.00	(2)	$10,000,000	(2)	$1,161

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Units that become issuable by reason of any dividend, split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding Common Units.

(2)          Estimated solely for purposes of calculating the amount of the registration fee and computed pursuant to Rule 457(h)(1) under the Securities Act, based upon the value attributed to the Common Units in connection with the Registrant’s emergence from bankruptcy pursuant to the amended joint plan of reorganization.

EXPLANATORY NOTE

Herbst Gaming, LLC acquired substantially all of the assets of Herbst Gaming, Inc. and its subsidiaries (“Predecessor”) pursuant to their amended joint plan of reorganization under Chapter 11 of the Bankruptcy Code.  The amended joint plan of reorganization became effective on February 5, 2010, but was not fully implemented until December 31, 2010, after applicable regulatory approvals were obtained.

The financial information incorporated by reference into this Registration Statement reflects Predecessor’s historical consolidated results of operations and financial condition for the periods presented.  That financial information for periods prior to our acquisition of substantially all of the assets of Predecessor does not fully reflect, among other things, the effects of the transactions contemplated in the amended joint plan of reorganization or the impact of the adoption of fresh-start accounting, which we have adopted, effective on December 31, 2010.  As a result, historical financial information for periods prior to our acquisition of substantially all of the assets of Predecessor may not be representative of our results of operations or financial condition for future periods.

This registration statement registers 1,000,000 Common Units of Herbst Gaming, LLC to be offered pursuant to the Herbst Gaming LLC 2011 Long-Term Incentive Plan (the “2011 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                                           Plan Information.*

Item 2.                                                           Registrant Information and Employee Plan Annual Information.*

*  The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents, which have been filed by Herbst Gaming, LLC (the “Registrant”) with the Commission, are incorporated in this Registration Statement by reference:

(a)          The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on March 31, 2011;

(b)         The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 3, 2011, January 12, 2011 and May 9, 2011; and

(c)          The description of the Registrant’s Common Units contained in the Registrant’s Registration Statement on Form 10, filed on August 17, 2010, as amended on October 14, 2010 and as further amended on December 14, 2010.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                           Description of Securities.

The Common Units being registered hereunder have been registered pursuant to Section 12 of the Exchange Act and a description of the Common Units is contained in the Exchange Act registration statement which has been filed with the Commission.

Item 5.                                                           Interests of Named Experts and Counsel.

The validity of the issuance of the Common Units will be passed on for the Company by Marc. H. Rubenstein, Esq., Senior Vice President, General Counsel and Secretary of the Company, who is eligible to receive awards under the 2011 Plan.

Item 6.                                                           Indemnification of Directors and Officers.

The Registrant is governed by Chapter 86 of the Nevada Revised Statutes, which we refer to in this Registration Statement as the Nevada LLC Act. Section 86.411 of the Nevada LLC Act generally provides that a limited liability company may indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except derivative suits, by reason of the fact that such person is or was a manager, member, employee or agent of the limited liability company, or is or was serving at the request of the limited liability company as a manager, member, employee or agent of another enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the limited liability company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In the case of a derivative suit, Section 86.421 of the Nevada LLC Act provides that a limited liability company may indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the limited liability company to procure a judgment in its favor by reason of the fact that the person is or was a manager, member, employee or agent of the enterprise, or is or was serving at the request of the limited liability company as a manager, member, employee or agent of another enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit, if such person acted in good faith and in a manner in which he reasonably believed to be in, or not opposed to, the best interests of the limited liability company, except that indemnification may not be made in the case of a derivative suit in respect of any claim as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the limited liability company or for amounts paid, unless and only to the extent it is determined by the court that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 86.431 of the Nevada LLC Act provides generally that a limited liability company shall indemnify a manager, member, employee or agent of the limited liability company against expenses, including attorneys’ fees, to the extent that such person has been successful on the merits or otherwise in defense of any of the actions, suits or proceedings described above.

Section 86.441 of the Nevada LLC Act provides that the articles of organization, the operating agreement or a separate agreement made by the limited liability company may provide that the expenses of members and managers incurred in defending a civil or criminal action, suit or proceeding must be paid by the limited liability company as they are incurred and in advance of the final disposition, upon receipt of an undertaking by or on behalf of the manager or member to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the company.

Section 86.451 of the Nevada LLC Act provides that any indemnification or advancement of expenses authorized in or ordered by a court pursuant to any of the Sections set forth above, does not exclude any other rights to which such person seeking indemnification or advancement of expenses may be entitled under the articles of organization or any operating agreement, vote of members or disinterested managers, if any, or otherwise, for an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 86.421, set forth above, or for the advancement of expenses made pursuant to Section 86.441, set forth above, may not be made to or on behalf of any member or manager if a final adjudication establishes that the member’s or the manager’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, the statute provides that such indemnification continues for any such person who has ceased to be a member, manager, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 86.461 of the Nevada LLC Act provides that a limited liability company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a member, manager, employee or agent of the limited liability company, or is or was serving at the request of the limited liability company as a manager, member, employee or agent of another enterprise, for any liability asserted against him and liability and expenses incurred by him in such capacity, or arising out of his status as such, whether or not the limited liability company has the authority to indemnify him against such liability and expenses.

Section 86.471 of the Nevada LLC Act provides that in the absence of fraud the decision of the limited liability company as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to Section 86.461, set forth above, and the choice of the person to provide the insurance or other financial arrangement is conclusive and such insurance or other financial arrangement is not void or voidable and does not subject any manager or member approving it to personal liability for the approval, even if a manager or member approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

Finally, Section 86.371 of the Nevada LLC Act generally provides that, unless otherwise provided in the articles of organization or an agreement signed by the member or manager to be charged, no member or manager of a limited liability company is individually liable for the debts or liabilities of the limited liability company.

The Operating Agreement for the Registrant provides that the Registrant shall indemnify and hold harmless the directors, managers, officers, agents and employees of the Registrant and the tax matters partner and each of its directors, officers, agents, employees, shareholders, partners and members from and against any loss, expense, damage or injury suffered or sustained by them, by reason of any acts, omissions or alleged acts or omissions arising out of their activities on behalf of the Registrant or in furtherance of the interests of the Registrant, including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were not a result of fraud, gross negligence or willful misconduct by such indemnified party.

In addition, the Operating Agreement provides that expenses (including attorneys’ fees) incurred by such indemnified party in a civil or criminal action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding; provided that if such indemnified party is advanced such expenses and it is later determined that he was not entitled to indemnification with respect to such action, suit or proceeding, then he will reimburse the Registrant for such advances.

Item 7.                                                           Exemption from Registration Claimed.

Not applicable.

Item 8.                                                           Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.                                                           Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 10, 2011.

HERBST GAMING, LLC

By:
/s/ David D. Ross
Name: David D. Ross Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Marc H. Rubinstein and John Christopher Krabiel, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 10, 2011.

Signature	Title

/s/ David D. Ross
David D. Ross	Chief Executive Officer and Director

/s/ Ferenc B. Szony
Ferenc B. Szony	President

/s/ John Christopher Krabiel
John Christopher Krabiel	Chief Financial Officer and Treasurer

/s/ Thomas M. Benninger
Thomas M. Benninger	Director

/s/ Scott D. Henry
Scott D. Henry	Director

/s/ Don R. Kornstein
Don R. Kornstein	Director

/s/ Michael Rumbolz
Michael Rumbolz	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1	Herbst Gaming, LLC 2011 Long-Term Incentive Plan (incorporated by reference from Exhibit 10.30 to Registrant’s Annual Report on Form 10-K (File No. 000-54085) dated March 31, 2011.
5.1	Opinion of Marc. H. Rubinstein, Esq.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Marc. H. Rubinstein, Esq. (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).